As filed with the Securities and Exchange Commission on October 26, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Abacus Life, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	85-1210472
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

2101 Park Center Drive, Suite 170

Orlando, Florida 32835

(800) 561-4148

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jay J. Jackson Chief

Executive Officer

Abacus Life, Inc.

2101 Park Center Drive, Suite 170

Orlando, Florida 32835

(800) 561-4148

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brian T. Casey, Esq.

Locke Lord LLP

Terminus 200, Suite 2000

3333 Piedmont Road, NE

Atlanta, GA 30305

(404) 870-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Item 1 has been or will be sent or given to participants in the Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan as specified by Rule 428 under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement (other than information in such filings that was “furnished” under applicable Commission rules rather than “filed”):

(a)

The Registrant’s Annual Report on Form 10-K (File No. 001-39403) for the year ended December 31, 2022, filed with the Commission on April 18, 2023 including any amendments or reports filed for the purpose of updating such filing;

(b)

The Registrant’s Quarterly Report on Form 10-Q (File No. 001-39403) for the quarter ended June  30, 2023 filed with the Commission on August 14, 2023 and Quarterly Report on From 10-Q (File No. 001-39403) for the quarter ended March  31, 2023 filed with the Commission on May 25, 2023.

(c)

The Section of the Registrant’s Preliminary and Definitive Proxy Statements (File No. 001-39403) filed with the Commission on April  21, 2023, June  5, 2023, June  13, 2023, June  14, 2023, and June 26, 2023 relating to the Business Combination (as defined therein) that are incorporated by reference in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(d)

The Registrant’s Registration Statement on Form S-1, originally filed with the Commission on July 25, 2023, as amended (File No. 333-273411) which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(e)

The Registrant’s Current Reports on Form 8-K (File No. 001-39403) filed with the Commission on August  25, 2023, August  14, 2023, July  20, 2023, July  6, 2023, July  3, 2023, June  26, 2023, June  14, 2023, May  26, 2023, April  28, 2023, April  20, 2023, January  23, 2023 and January 12, 2023.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information in such filings that was “furnished” under applicable Commission rules rather than “filed”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

Our charter and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, we have entered into separate indemnification agreements with our directors and executive officers which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. We will also maintain director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In addition, the employment agreements that we have entered into require the Company to indemnify any executive who is made a party or is threatened to be made a party to any action, suit or proceeding because he or she is or was a director or officer of the Company, subject to certain conditions. In such case, the Company will provide for the advancement of expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc., incorporated by reference from the Company’s 8-K filed with the Commission on July 6, 2023.

3.2	Amended and Restated Bylaws of Abacus Life, Inc., incorporated by reference from the Company’s Form 8-K filed with the Commission on July 6, 2023.

4.1	Specimen Common Stock Certificate, incorporated by reference from the Company’s Form S-1 filed with the Commission on July 2, 2020.

5.1	Opinion of Locke Lord LLP Regarding the Legality of the Securities Being Registered.

10.1	Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K with the Commission on filed July 6, 2023.

10.2	Form of Restricted Stock Unit Award granted under the Abacus Life, Inc. 2023 Long-Term Equity Incentive Compensation Plan, incorporated by reference from the Company’s Form 8-K filed with the Commission on July 6, 2023.

10.3	Form of Option Award granted under the Abacus Life, Inc. 2023 Long-Term Equity Incentive Compensation Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm re: Abacus Settlements, LLC.

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm re: Longevity Market Assets, LLC.

23.3	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.4	Consent of Locke Lord LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page)

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Filing Fee Table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on October 26, 2023.

ABACUS LIFE, INC.

By:	/s/ Jay J. Jackson
Jay J. Jackson
Chairman of the Board,
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay J. Jackson and William H. McCauley, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay J. Jackson Jay J. Jackson	Director, President and Chief Executive Officer (Principal Executive Officer)	October 26, 2023

/s/ William H. McCauley William H. McCauley	Chief Financial Officer (Principal Financial Officer)	October 26, 2023

/s/ Adam Gusky Adam Gusky	Director	October 26, 2023

/s/ Karla Radka Karla Radka	Director	October 26, 2023

/s/ Cornelis Michiel van Katwijk Cornelis Michiel van Katwijk	Director	October 26, 2023

/s/ Thomas W. Corbett, Jr. Thomas W. Corbett, Jr.	Director	October 26, 2023

/s/ Mary Beth Schulte Mary Beth Schulte	Director	October 26, 2023

/s/ Todd Sean McNealy Todd Sean McNealy	Director	October 26, 2023